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                                  EXHIBIT 99.1


                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (this "Agreement") is entered into as of November 18, 1999 by and between Virtual Technology Corporation, a Minnesota corporation ("VTC" or the "Company"), and John Laurienti (the "Consultant").

                                R E C I T A L S:

         A. VTC is a public company whose Common Stock, with a par value of $.001 per share, is quoted on the OTC Bulletin Board. VTC is in the business of selling computers and computer-related equipment on the Internet and through wholesale distribution.

         B. VTC requires expertise in mergers and acquisitions to support new business opportunities, and wishes to engage the Consultant on a nonexclusive basis as an independent contractor to utilize Consultant's advisory services.

         C. The Parties wish to set forth the terms of their relationship pursuant to the terms of this Agreement - specifically, to establish a Company Consulting relationship for purposes of state and federal law;

         NOW, THEREFORE, it is mutually agreed by and between the parties as follows:

1. ENGAGEMENT. VTC hereby retains and engages the Consultant to consult with and advise VTC with respect to the activities described in more detail in Section 2 below (the "Consulting Services"), and the Consultant agrees to perform the Consulting Services subject to the terms and conditions of this Agreement. Consultant agrees to work for VTC as a consultant and not as an employee, as that term is understood for federal and state law purposes. Accordingly, Consultant understands that he is not eligible for any vacation or other leave or benefits provided to VTC employees and that he is responsible for payment of all taxes arising out of his activities, including, but not limited to, federal and state income tax, Social Security tax, unemployment insurance taxes and any other business license fee as required. Consultant is also responsible for any workers' compensation arrangements and payments required by applicable law.

2. CONSULTING SERVICES. The consulting services contemplated by this Agreement (the "Consulting Services") shall consist of Consultant providing advice and counsel regarding VTC's strategic business strategies, opportunities and negotiations with potential alliances and partners, merger/acquisition candidates, joint ventures, corporate partners and others excluding financial and financially related transactions and any activities related to capital formation.

3. BEST EFFORTS. Consultant shall devote such time and best efforts to the affairs of VTC as is reasonable and adequate to render the consulting services contemplated by this agreement.


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Consultant is not responsible for the performance of any services which may be rendered hereunder without VTC providing the necessary information in writing prior thereto, nor shall Consultant include any services that constitute the rendering of any legal opinions or performance of work that is in the ordinary purview of a Certified Public Accountant or attorney. It is understood that a portion of the compensation to be paid hereunder is being paid by VTC to have Consultant remain available to assist with transactions on an as-needed basis.

4. DUTIES EXPRESSLY EXCLUDED. This Agreement expressly excludes the Consultant from providing any and all capital formation and/or public relations services to the Company inclusive of, but not limited to: (i) direct or indirect promotion of, or maintaining of a market in, the Company's securities; (ii) assistance in obtaining debt and/or equity financing or any other capital-raising transactions; or (iii) investor relations or shareholder communications services.

5. CONSIDERATION. In consideration of the performance by the Consultant of the Consulting Services, VTC will issue to Consultant 250,000 shares of VTC's Common Stock (the "Shares"). The Shares will be issued as soon as practicable following execution of this Agreement and the filing of a registration statement under the Securities Act of 1933, as amended, on Form S-8 covering the original issuance of such Shares.

6. EXPENSES. Consultant shall bear his out-of-pocket costs and expenses incident to performing the Consulting Services, without a right of reimbursement by VTC.

7. TERM. The term of this Agreement is one year, commencing on the date hereof, and shall continue for one year unless terminated sooner, by either party, upon giving to the other party five (5) days written notice, after which time this Agreement is terminated.

8. CONSULTANT'S LIABILITY. In the absence of gross negligence or willful misconduct on the part of the Consultant or the Consultant's breach of any term of this Agreement, the Consultant shall not be liable to the Company, or to any officer, director, employee, shareholder or creditor of the Company, for any act or omission in the course of or in connection with the rendering or providing of services hereunder. Except in those cases where gross negligence or willful misconduct of the Consultant or the breach by the Consultant of any terms of this Agreement is alleged and proven, the Company agrees to defend, indemnify, and hold the Consultant harmless from and against any and all reasonable costs, expenses and liability (including reasonable attorneys' fees paid in the defense of the Consultant) which may in any way result from services rendered by the Consultant pursuant to or in connection with this Agreement. This indemnification expressly excludes any and all damages as a result of any actions taken or

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omissions or statements made by the Consultant without the prior approval or authorization of the Company or which are otherwise in violation of applicable law.

9. COMPANY'S LIABILITY. The Consultant agrees to defend, indemnify, and hold the Company and its officers, directors, employees and shareholders harmless from and against any and all reasonable costs, expenses and liability (including reasonable attorneys' fees paid in defense of the Company and/or its officers, directors, employees and/or shareholders) which may in any way result pursuant to his gross negligence or willful misconduct or in any connection with any actions taken or omissions or statements made without the prior approval or authorization of the Company or which are otherwise in violation of applicable law.

10. CONSULTANT'S REPRESENTATIONS. The Consultant makes the following representations:

(a) The Consultant has no prior or existing legally binding obligations that are in conflict with his entering into this Agreement;

(b) The Consultant shall not offer or make payment of any consideration to brokers, dealers, or others for purposes of inducing the purchase, making of a market or recommendation for the purchase of the Company's securities;

(c) The Consultant is currently a shareholder of VTC;

(d) The Consultant is not currently the subject of an investigation or inquiry by the Securities and Exchange Commission, the NASD or any state securities commission;

(e) The Consultant's activities and operations fully comply with now and will comply with in the future all applicable state and federal securities laws and regulations;

(f) The Consultant understands that, as a result of his services, he may come to possess material non-public information about the Company, and he has implemented internal control procedures designed to reasonably to insure that neither he nor any of his employees, agents, consultants or affiliates trade in the securities of the Company while in possession of material non-public information;

(g) During the term of this Agreement and for a period of five years thereafter, the Consultant shall treat as the Company's confidential trade secrets all data, information, ideas, knowledge and papers pertaining to the affairs of the Company. Without limiting the generality of the foregoing, such trade secrets shall include, without limitation: the Company's business, marketing and acquisition plans; the identity of the Company's customers, suppliers, prospective customers and suppliers and acquisition candidates; the identity of the Company's marketing partners; the identity of the Company's creditors and other sources of financing; the Company's cost and gross prices charged by the Company for its products; the prices or other consideration charged to or required of the Company by any of the suppliers or potential suppliers; and the Company's sales and promotional policies. The Consultant shall not reveal such trade secrets to

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others except in the proper exercise of his duties for the Company, or use his knowledge thereof in any way that would be detrimental to the interest of the Company unless compelled to disclose such information by judicial or administrative process. Despite the above, the divulging of information shall not be a breach of this Agreement to the extent that such information was (i) previously known by the party to which it is divulged, (ii) already in the public domain, all through no fault of the Consultant or (iii) required to be disclosed by the Consultant pursuant to judicial or governmental order (as to which case, the Consultant shall promptly notify VTC of any request for information so that VTC can determine whether to seek a protective order as to such information). The Consultant shall also treat all information pertaining to the affairs of the Company's suppliers and customers and prospective customers and suppliers as confidential trade secrets of such customers and suppliers and prospective customers and suppliers; and

(h) The Consultant agrees to notify the Company immediately if, at any time, any of the representations and warranties made by the Consultant herein are no longer true and correct or if a breach of any of the representations and warranties made by the Consultant herein occurs.

11. COMPANY REPRESENTATIONS. The Company makes the following representations:

(a) The Company is in good standing in under the laws of the State of Minnesota.

(b) The issuance of the Shares has been authorized by VTC's Board of Directors and, when issued, will be fully paid and nonassessable.

12. ENTIRETY OF AGREEMENT. This Agreement sets forth the entire understanding of the parties with respect to the matters contemplated hereby. Any and all previous agreements and understandings between or among the parties of any kind, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by written instrument duly executed by each of the parties.

13. ASSIGNMENT AND BINDING EFFECT. This Agreement may not be assigned without the prior written consent of the other party.

14. WAIVER. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

15. NOTICES. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by facsimile, or by registered or certified mail, postage prepaid, as follows:

         If to VTC to:

         Virtual Technology Corporation
         3100 West Lake Street, Suite 400


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         Minneapolis, Minnesota  55416

         If to Consultant, to:

         John Laurienti
         2449 South Yank Court
         Lakewood, CO 80228

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communications will be deemed to have been given as of the date so delivered, telephoned or mailed.

16. GOVERNING LAW. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Minnesota, exclusive of its conflict of laws rules.

17. NO BENEFIT TO OTHERS. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto.

18. SEVERABILITY. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

19. HEADINGS. The headings of this Agreement are inserted solely for the convenience of reference and are not part of, and are not intended to govern, limit or aid in the construction of any term or provision hereof.

20. FURTHER ACTS. Each party agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions and intent of this Agreement.

21. ACKNOWLEDGMENT CONCERNING COUNSEL. Each party acknowledges that it/he had the opportunity to employ separate and independent counsel of its/his own choosing in connection with this Agreement.

22. INDEPENDENT CONTRACTOR STATUS. There is no relationship, partnership, agency, employment, franchise or joint venture between the parties. The parties have no authority to bind the other or incur any obligations on their behalf.

23. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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         IN WITNESS WHEREOF, the undersigned have hereunto affixed their signatures.

VIRTUAL TECHNOLOGY CORPORATION                  CONSULTANT



By /s/ Kenneth Israel                           /s/ John Laurienti
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                                                John Laurienti
Its Chairman
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